EXHIBIT 99.1

LIMCO-PIEDMONT INC.

Corporate Contact:

Shaul Menachem

Chief Executive Officer

Limco-Piedmont Inc.

918-445-4300

LIMCO-PIEDMONT INC. ANNOUNCES NEW CHIEF FINANCIAL OFFICER

Tulsa, Oklahoma, March 31, 2008 — Limco-Piedmont Inc. (NASDAQ: LIMC) is pleased to announce that Carla S. Covey has joined the company as Executive Vice President and Chief Financial Officer effective March 31, 2008. The company’s former CFO, Shabtai Moshiashvili, will remain with the company reporting to Ms. Covey.

Ms. Covey previously served as a Mergers and Acquisitions Consultant for TI Capital, a private venture capital firm based out of Los Angeles, California, from July 2007 to March 2008. Ms. Covey served as Senior Vice President of Finance and Chief Accounting Officer for Syntroleum Corporation from March 2005 to June 2007. Ms. Covey had also served Syntroleum as Vice President of Finance and Controller from September 2002 until March 2005, as Controller from January 1999 until September 2002, and as Director of Accounting from June 1997 until January 1999. Prior to 1997, Ms. Covey served as Accounting Manager/Human Resource Manager and Manager, Facility Operations for AGC Manufacturing Services, Inc.

Ms. Covey received her B.A. in Business Administration from Drury University and her M.S. in Management from Southern Nazarene University. She has also completed the Harvard Business School’s Executive Management Program in Finance and is a Certified Public Accountant.

“We are very pleased to have Carla join the Limco-Piedmont team,” said Limco-Piedmont CEO Shaul Menachem. “Carla will play a key role in the execution of our next phase of growth. Her public company experience, coupled with her strong corporate finance and management acumen, will be a tremendous asset for our company and our shareholders.”

About Limco-Piedmont Inc.

Limco-Piedmont Inc. provides maintenance, repair and overhaul, or MRO, services and parts supply services to the aerospace industry. Limco-Piedmont’s four Federal Aviation Administration certified repair stations provide aircraft component MRO services for airlines, air cargo carriers, maintenance service centers and the military. Limco-Piedmont specializes in MRO services for components of aircraft, such as heat transfer components, auxiliary power units, propellers, landing gear and pneumatic ducting. In conjunction with Limco-Piedmont’s MRO services, Limco-Piedmont is also an original equipment manufacturer of heat transfer equipment for airplane manufacturers and other related products. Limco-Piedmont’s parts services division offers inventory management and parts services for commercial, regional and charter airlines and business aircraft owners.

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, general business conditions in the airline industry, changes in demand for our services and products, the timing and amount or cancellation of orders, the price and continuity of supply of component parts used in our operations, and other risks detailed from time to time in our filings with the Securities Exchange Commission, including our Quarterly Report on Form 10-Q. These documents contain and identify other important factors that could cause actual results to differ materially from those contained in our projections or forward-looking statements. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update publicly or revise any forward-looking statement.